Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in the Registration Statement and related Prospectus of Telular Corporation (Form S-3) for the registration of 5,300,000 shares of its common stock and to the incorporation by reference therein of our report dated October 22, 2004, with respect to the consolidated financial statements of Telular Corporation, included in its Annual Report (Form 10-K) for the year ended September 30, 2004, filed with the Securities and Exchange Commission.

Ernst & Young LLP

Chicago, Illinois
September 29, 2005